Exhibit 99.1

NeurogesX, Inc.	The Ruth Group
Stephen Ghiglieri	Stephanie Carrington (investors)
Executive Vice President, COO	(646) 536-7017
and CFO	scarrington@theruthgroup.com
(650) 358-3310
sghiglieri@neurogesx.com	Victoria Aguiar (media)
(646) 536-7013
vaguiar@theruthgroup.com

NeurogesX Confirms FDA Advisory Committee to Review sNDA for Qutenza® (capsaicin) 8% Patch for HIV-Associated Peripheral Neuropathy (HIV-PN)

Anesthetic and Analgesic Drug Products Advisory Committee Meeting

Scheduled for February 9, 2012

San Mateo, Calif., (December 15, 2011) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today confirmed that the Division of Anesthesia, Analgesia and Addiction Products (DAAAP) of the U.S. Food and Drug Administration (FDA) has scheduled an Anesthetic and Analgesic Drug Products Advisory Committee (AADPAC) meeting on February 9, 2012, to review NeurogesX’ supplemental New Drug Application (sNDA) for Qutenza® (capsaicin) 8% patch for the management of neuropathic pain associated with HIV-associated peripheral neuropathy (HIV-PN).

Qutenza is currently approved in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN).

NeurogesX announced the FDA acceptance of the sNDA filing on November 14, 2011, and noted the Agency’s goal is to review and act on the sNDA by March 7, 2012 under the Prescription Drug User Fee Act IIII (PDUFA). The sNDA seeks approval for a 30-minute application of Qutenza for the treatment of neuropathic pain associated with HIV-PN. The FDA granted the sNDA a priority six month review classification. FDA Priority Review status is given to drug candidates that offer significant advances in treatment, or provide a treatment where no adequate therapy exists, and accelerates the standard review time from 10 months to six months.

The Anesthetic and Analgesic Drug Products Advisory Committee (AADPAC) is an independent panel of experts that reviews and evaluates available data concerning the safety and effectiveness of marketed and investigational human drug products for use in anesthesiology and surgery, and makes appropriate recommendations to the Commissioner of Food and Drugs. While the FDA will consider recommendations of the AADPAC, the final decision regarding the approval of a product rests solely with the FDA.

The FDA will publish materials, including webcast information, pertaining to the meeting at

http://www.fda.gov/AdvisoryCommittees/WhatsNew/default.htm.

Changes to the Advisory Committee meetings calendars may also be found on the FDA website at

http://www.fda.gov/AdvisoryCommittees/Calendar/ucm153468.htm.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the

United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company has submitted a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of neuropathic pain associated with HIV-associated peripheral neuropathy (HIV-PN) also referred to as HIV-associated neuropathy (HIV-AN) and HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: the timing of the AADPAC meeting regarding the sNDA submission seeking expansion of the U.S. label for Qutenza to include management of neuropathic pain associated with HIV-associated peripheral neuropathy (HIV-PN); the timing of any FDA review of such sNDA, notwithstanding the March 7, 2012 PDUFA date; and the potential benefits of Qutenza. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the further development of Qutenza for additional indications, including difficulties or delays in receipt of FDA approval of the sNDA to expand the U.S. label for Qutenza for the management of pain due to HIV-PN; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of an expanded label for Qutenza, including as a result of physician or patient reluctance to use Qutenza; Qutenza and NeurogesX’ other product candidates may have unexpected adverse side effects; and unexpected or increased expenses in the commercialization and continued development of Qutenza or the development of NGX-1998. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.